UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

       Name:            Portico Funds, Inc.

       Address of Principal Business Office (No. & Street, City, State,
        Zip Code):

                US Bank Place, 18th Floor
                601 Second Avenue South
                Minneapolis, Minnesota 55402

       Telephone Number (including area code):

                (612) 303-1606

       Name and address of agent for service of process:

                Christopher O. Petersen
                U.S. Bancorp Center
                800 Nicollet Mall, J1012057
                Minneapolis, Minnesota 55402

       Check Appropriate Box:

                Registrant is filing a Registration Statement pursuant to
       Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                            X       Yes                      No
                                       -----------              -----------


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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Minneapolis and State of Minnesota on the 4th day of October, 2001.

                                      PORTICO FUNDS, INC.


                                      By:    /s/ Jeffery M. Wilson
                                           -----------------------------------
                                                Jeffery M. Wilson, Director


Attest:

  /s/ Robert H. Nelson
---------------------------------
Name:    Robert H. Nelson
Title:   Treasurer